EXHIBIT 4.1D

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT is entered into as of June 16, 2014, between IMMUCELL CORPORATION, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Co., a New York corporation, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to (i) a Rights Agreement dated as of September 5, 1995, providing for the issuance of certain common stock purchase rights (the “Rights”) to holders of the Company’s outstanding Common Stock, (ii) an Amendment to the Rights Agreement, dated as of June 30, 2005, (iii) a second Amendment to Rights Agreement, dated as of June 30, 2008 and (iv) a third Amendment to the Rights Agreement dated as of August 9, 2011 (collectively, the “Rights Agreement”).

WHEREAS, under Section 7(a) of the Rights Agreement, the Rights terminate on or before the Final Expiration Date, defined in Section 1(a) of the Rights Agreement to be September 19, 2014; and

WHEREAS, the Company’s Board of Directors has determined that extending the Final Expiration Date for the Rights is in the best interest of the Company;

NOW, THEREFORE, in consideration of the mutual benefits arising herefrom, the parties hereto agree as follows:

1. FINAL EXPIRATION DATE. Section 1(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

(i) “Final Expiration Date” shall mean the Close of Business on September 19, 2017.

2. OTHER PROVISIONS. The “Summary of Rights to Purchase Common Stock” (attached to the Rights Agreement as Exhibit B thereto) shall likewise be deemed amended to reflect the change under Section 1 above. In all other respects, the terms and provisions of the Rights Agreement are hereby confirmed and shall remain in full force and effect, subject to the changes stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date first above written.

Attest:		IMMUCELL CORPORATION

	/s/Elizabeth S. Toothaker		/s/Michael F. Brigham
By:	Elizabeth S. Toothaker	By:	Michael F. Brigham
	Director of Finance and Administration		President and Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

	/s/Carlos Pinto		/s/Paula Caroppoli
By:	Carlos Pinto	By:	Paula Caroppoli
	Senior Vice President		Senior Vice President
Director, Relationship Management